Exhibit 10.2

SUBJECT TO THE APPROVAL OF THE COMPENSATION AND BENEFITS COMMITTEE OF THE WESTERN UNION COMPANY BOARD OF DIRECTORS

August 25, 2021

Gabriella Fitzgerald

Dear Gabriella:

On behalf of Hikmet Ersek, it is my pleasure to extend this offer of employment ("Offer") with Western Union, LLC (the "Company"), an affiliate of The Western Union Company ("Western Union"). We are looking forward to you joining us as President, Americas Region, reporting directly to the Chief Executive Officer of Western Union. The work location of this position is Denver, Colorado ("Work Location"). If you choose to accept this Offer, your start date will be September 13, 2021 ("Start Date").

Exempt Salary

Your gross annualized starting salary will be $550,000, payable in accordance with the Company's regular payroll practices.

Short -Term Incentives

You will be eligible to participate in Western Union's 2021 Senior Executive Performance Incentive Plan ("SEPIP"), with a target short-term incentive award opportunity equal to 110% of your annualized base salary (for purposes of clarity, you will be eligible in 2021 for your full annual bonus target, payable in March 2022). Your SEPIP award, if any, will be based on Western Union's achievement of established performance measures, your individual performance, and in accordance with the SEPIP's terms and conditions. All awards under the SEPIP require approval from the Compensation and Benefits Committee of Western Union's Board of Directors ("Compensation Committee") and the acceptance by you of the terms and conditions of each award. All your rights and obligations with respect to any SEPIP awards granted to you are subject to the terms and conditions of the SEPIP as well as the terms and conditions of the applicable award agreements.

Long-Term Incentives

Beginning with the February 2022 annual equity grant, you will be eligible for annual awards under Western Union's 2015 Long-Term Incentive Plan ("LTIP") in such form(s) as are approved by the Compensation Committee (most recently, annual equity grants to senior executives consisted of time-vested restricted stock units and performance-based restricted stock units), with an aggregate target grant date value of $1,900,000 (as calculated by the Company).

All awards under the LTIP require approval from the Compensation Committee and the acceptance by you of the terms and conditions of each award. All your rights and obligations with respect to any LTIP awards granted to you are subject to the terms and conditions of the LTIP as well as the terms and conditions of the applicable award agreements. In addition, LTIP awards require the acceptance by you of an agreement containing certain restrictive covenants such as non-solicitation, non-competition and non-disclosure commitments.

Sign-On Equity Award

Subject to the approval of the Compensation Committee, you will receive a one-time sign-on equity award of restricted stock units with a grant date value of $2,000,000 (as calculated by the Company), with any fractional share rounded up, to vest in three substantially equal installments on the first, second and third anniversaries of the grant date, (subject to your continued employment with the Company on the applicable vesting dates) pursuant to the terms of the LTIP and the acceptance by you of an agreement containing certain restrictive covenants. Expected grant date will be September 13, 2021 (or Compensation Committee approval date if later).

Siqn-On Cash Bonus

Subject to the approval of the Compensation Committee, you will receive a one-time sign-on cash bonus of $200,000, less applicable taxes and deductions, payable in two equal installments, the first installment to be paid within 30 days of your Start Date and the second installment to be paid as soon as administratively possible following the six-month anniversary of your Start Date. In the event you voluntarily terminate your employment with the Company (other than for Good Reason following a Change in Control, each as defined under The Western Union Company Severance/Change in Control Policy (Executive Committee Level) (the "Executive Severance Policy")) or you are terminated for Cause (as defined under the Executive Severance Policy) within the 12-month period beginning on your Start Date, you agree to refund to the Company a prorated portion of the $200,000 sign-on bonus, which may be deducted from your pay, subject to applicable law. This prorated amount will be based on the portion of the 12-month period you have been employed by the Company since your Start Date and calculated on the total amount of the sign-on bonus.

Benefits

You will be eligible to participate in the Company's health, welfare and financial security benefit programs on the same terms as similarly situated employees of the Company at the location where you will be employed. Health and welfare benefit eligibility begins on the first day of the month following or coinciding with your Start Date. Additional information regarding benefits and enrollment information will be reviewed with you on or shortly after your Start Date. Please note that there may be a deadline following your Start Date in which to enroll in certain benefit programs. Please also understand that Western Union reserves the right to amend or terminate any or all of its employee benefit plans and corporate policies at any time, in its sole discretion.

Supplemental Incentive Savings Plan (Deferred Compensation)

You will be eligible to participate in Western Union's Supplemental Incentive Savings Plan, a nonqualified deferred compensation plan. Plan information and enrollment materials will be provided separately. Eligibility for this program is subject to approval by Western Union's Employee Benefits Committee (or its delegate).

Flexible Time Off

You are eligible for Flexible Time Off pursuant to the Company's Flexible Time Off Policy. Please understand that the Company reserves the right to amend or terminate its Flexible Time Off Policy or any other time-off or leave policy at any time, in its sole discretion, subject to applicable law.

Relocation

If you accept this conditional offer, you agree to work at the Work Location during the Company's regular business hours, following your relocation which must be initiated by May 31, 2022, or as otherwise agreed upon in writing by the Chief Executive Officer of Western Union. You will be eligible for relocation assistance in accordance with the attached U.S. Relocation Policy Executive provided, however, you execute a Relocation Repayment Agreement in advance. Western Union has partnered with American International Relocation Solutions (AIReS) to facilitate your relocation to your new Work Location. Upon receipt of your signed offer letter, a member of the Western Union Global Mobility team will contact you to review your relocation benefits as well as to provide you with an overview of the process. Please note that if you resign from, or are terminated for cause by, the Company within a period of 24 months after the completion of your relocation as determined by the Company in its sole discretion, you will be required to reimburse, at a prorated amount, the Company any expenses incurred by the Company as a result of your relocation, which may be deducted from your pay, subject to applicable law. This prorated amount will be based on the portion of the 24-month period you have been employed by the Company since the date of the completion of your relocation as determined by the Company in its sole discretion. Any modification to any relocation benefits provided by the Company, including but not limited to the date by which you must relocate, requires prior written approval by the Chief People Officer.

Severance

As an "Eligible Executive" as defined under the Executive Severance Policy, you are eligible for coverage under the Executive Severance Policy, subject to its terms and conditions as the same may be amended by Western Union from time to time in its sole discretion.

Immigration Reform and Control Act

In compliance with the Immigration Reform and Control Act of 1986, on your first day of work we ask that you bring documents that will establish your identity and your eligibility to work in the United States. Some examples include your driver's license and social security card, your birth certificate, or a current passport. For a comprehensive list of acceptable documents, please visit the following link: http://www.uscis.qov/files/form/i-9.pdf.

Company Policies

You will be subject to all Western Union policies applicable to the Company's employees, including but not limited to the Western Union Code of Conduct and Western Union's Anti-Money Laundering Policy. The Company reserves the right to amend or terminate any or all of its policies referenced herein, including but not limited to its employee benefit plans and corporate policies, time off and leave policies, and relocation policies, subject to applicable law.

Other Agreements

As noted above, as a condition of your employment with the Company and your receipt of certain types of compensation from the Company, you will be required to sign agreement(s) containing certain restrictive covenants, which may include non-solicitation, non-competition, and confidentiality/non-disclosure provisions. You will also be subject to the terms of the clawback policies adopted by Western Union's Board of Directors, as may be amended from time to time.

Drug Screen

As one of the requirements for employment, you will be required to complete a drug screen within two business days of an e-mail communication, which will provide drug test locations. If you fail to complete your drug screen within the given timeframe, this offer of employment may be rescinded.

Background Checks

This Offer is also, of course, contingent upon Western Union receiving favorable results acceptable to the Company in its sole discretion from your references and background investigation, which you agree to authorize by your acceptance of this Offer, satisfactory completion by you of all required security clearance and training applicable to your position (which may require fingerprinting, handwriting samples, and other items), drug screening, and timely provision by you of documentation which verifies your eligibility to work in the United States.

At Will Employment

Please understand that this Offer does not constitute an express or implied contract or a guarantee of continued employment for any period of time. As is the case throughout Western Union and its U.S. subsidiaries and affiliate companies, employment is "at will." This means that you are free to end your employment with the Company at any time, with or without cause, and with or without advance notice. It also means that the Company is free to terminate your employment at any time, with or without cause, and with or without advance notice, and that the Company may modify any aspect, term or condition of your employment (i.e., job duties, title, compensation, hours, benefits, job location, policies and practices, except for the "at will" nature of the employment relationship) at any time, without advance notice.

Entire Agreement

This Offer sets forth the entire offer of employment between you and the Company regarding the terms of your employment and it supersedes any prior discussions, commitments or understandings. It is also our mutual understanding that you have not relied on any representations other than those contained in this Offer in making your decision to work for the Company.

Modification

You agree that no waiver, amendment or modification of any of the terms of this Offer shall be effective unless in writing and signed by both you and the Company. No waiver of any term, condition or default of any term of this Offer shall be construed as a waiver of any other term, condition or default.

Acceptance

Gabriella, I hope you will accept this Offer. Feel free to call me at my office at (720) 332-4476 or on my cell phone at (303) 618-2876 if you have any questions or need additional clarification of this Offer. Please note that the terms of this Offer are subject to the approval of the Compensation Committee. Please indicate your decision and confirm your acceptance of the terms described in this Offer by signing, dating, and returning to me a signed copy of this Offer within three (3) days of receipt. You may send the signed copy of this Offer to me by email at Richard.williams@westernunion.com.

Sincerely,

/s/ Richard Williams

Richard L. Williams

Chief People Officer

The Western Union Company

I accept your Offer of employment as described in this letter.

/s/ Gabriella Fitzgerald______________________

Gabriella Fitzgerald

Date: 8/30/21_________